Exhibit 99.1

Vapotherm Reports Second Quarter 2023 Financial Results

EXETER, N.H.--(BUSINESS WIRE)--Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), today announced second quarter 2023 financial results.

Second Quarter 2023 Summary and Highlights

•
Net revenue for the second quarter of 2023 was $16.0 million, an increase of 23.6% as compared to the second quarter of 2022
o
Disposables revenue increased by 38.1% as compared to the second quarter of 2022 due to recovery of customer demand post-COVID
o
Capital revenue increased by 42.0% as compared to the second quarter of 2022 due to strong HVT 2.0 sales
o
Non-GAAP net revenue excluding Vapotherm Access, which the Company exited in the fourth quarter of 2022, increased by 33.8% as compared to the second quarter of 2022
•
Gross margin in the second quarter of 2023 was 42.8%
o
Gross margin increased by 780 basis points over the first quarter of 2023 due to continued benefits from the transition of the Company’s manufacturing operations to Mexico
•
For the second quarter of 2023, GAAP operating expenses were $17.0 million and non-GAAP cash operating expenses were $14.2 million. Both decreased compared to the prior year period and first quarter of 2023 as a result of the Company’s Path to Profitability initiatives:
o
GAAP operating expenses decreased by $2.8 million over the first quarter of 2023 and by $25.2 million over the second quarter of 2022
o
Non-GAAP cash operating expenses decreased by $2.2 million over the first quarter of 2023 and by $7.6 million over the second quarter of 2022
•
The Company’s unrestricted cash balance was $18.0 million at the end of the second quarter of 2023
o
Net cash burn of $7.8 million in the second quarter was $3.2 million less than net cash burn in the first quarter of 2023

“We delivered a good second quarter and are pleased with the progress we continue to see in the business as we drive forward on our path to profitability,” said Joseph Army, President and CEO. “HVT 2.0 sales continue to be strong and we are seeing encouraging trends in U.S. disposable sales exiting the second quarter. We saw a nearly 800 basis point sequential improvement in gross margin, as well as significant progress in reducing cash operating expenses, inventory and cash burn as we move meaningfully towards profitability.”

Results for the Three Months June 30, 2023

The following table reflects the Company’s net revenue for the three months ended June 30, 2023 and 2022:

	Three Months Ended June 30,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$3,646	22.7%	$2,568	19.8%	$1,078	42.0%
Disposables	10,927	68.1%	7,913	61.0%	3,014	38.1%
Service and other	1,464	9.2%	2,490	19.2%	(1,026)	(41.2)%
Total net revenue	$16,037	100.0%	$12,971	100.0%	$3,066	23.6%

Net revenue for the second quarter of 2023 was $16.0 million. This increase reflects a recovery of post-COVID demand from customers as there was little to no COVID-related customer demand in both comparison periods. Excluding revenue from Vapotherm Access, which the Company exited in the fourth quarter of 2022, net revenue would have increased by 33.8% as compared to the second quarter of 2022.

Revenue information by geography is summarized as follows:

	Three Months Ended June 30,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$11,847	73.9%	$9,498	73.2%	$2,349	24.7%
International	4,190	26.1%	3,473	26.8%	717	20.6%
Total net revenue	$16,037	100.0%	$12,971	100.0%	$3,066	23.6%

Gross profit and gross margin for the second quarter of 2023 was $6.9 million and 42.8%, respectively. In the second quarter of 2023, gross margin increased by 780 basis points over gross margin of 35.0% in the first quarter of 2023.

Total operating expenses were $17.0 million in the second quarter of 2023, a decrease of $25.2 million as compared to the same period last year. Non-GAAP cash operating expenses, excluding impairment charges, gain (loss) on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, termination benefits, gain from deconsolidation, and change in fair value of contingent consideration were $14.2 million in the second quarter of 2023 compared to $21.7 million in the second quarter of 2022 and $16.4 million in the first quarter of 2023. The decreases in operating expenses and non-GAAP cash operating expenses were primarily due to the Company’s Path-to-Profitability initiatives.

Net loss for the second quarter of 2023 was $14.8 million, or $0.29 per share, compared to $42.7 million, or $1.61 per share, in the second quarter of 2022. Net loss per share was based on 50,625,778 and 26,574,027 weighted average shares outstanding for the second quarter of 2023 and 2022, respectively.

Adjusted EBITDA was negative $6.4 million for the second quarter of 2023 as compared to negative $20.2 million for the second quarter of 2022. The improvement in Adjusted EBITDA was primarily due to the Company’s Path-to-Profitability initiatives.

Cash Position

Cash and cash equivalents were $18.0 million as of June 30, 2023 compared to $25.7 million as of March 31, 2023.

Fiscal 2023 Outlook

For fiscal 2023, the Company now expects full year revenue to be between $70 million and $73 million, a decrease from its previous expectation of $77 million to $79 million. The Company now expects full year gross margins of 43% to 45%, a decrease from its previous expectation of 48% to 50%. The Company now expects full year operating expenses of $70 million to $72 million, a decrease from its previous expectation of $76 million to $78 million. For fiscal 2023, non-GAAP cash operating expenses, excluding additional items as detailed below, are now expected to be in the range of $55 million to $57 million, a decrease from its previous expectation of $60 million to $62 million. The Company expects cash burn for the second half of 2023 to be between $3 million to $8 million resulting in cash and cash equivalents of $10 million to $15 million at the end of the year. While the Company expects disposables revenue to account for 75% of its total revenue over the long-term, the Company anticipates that the contribution of disposables revenue as a percentage of total revenue may be slightly lower than this in 2023 given the market receptivity to HVT 2.0.

Reverse Stock Split

At the Company’s annual meeting of stockholders held on June 20, 2023, the stockholders approved a proposal granting the Board of Directors the discretion to effect a reverse stock split of the Company’s common stock at a ratio of between 1-for-3 and 1-for-8 at any point through the next annual meeting to be held in 2024. On August 8, 2023, the Company’s Board of Directors approved a 1-for-8 reverse stock split and a corresponding reduction in authorized shares of the Company’s common stock, effective as of 12:01 a.m., Eastern Time, on August 18, 2023, with shares expected to begin trading on a split-adjusted basis at market open on August 18, 2023 under the existing symbol “VAPO” and new CUSIP number 922107 305. In connection with the reverse stock split, every eight shares of the Company’s common stock issued and outstanding as of the effective date of the split will be automatically converted into one share of the Company’s common stock. Fractional shares will not be issued in connection with the reverse stock split and stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by eight will be entitled to receive a cash payment in lieu of such fractional shares. The intent of the reverse stock split is to regain compliance with minimum share price requirement, although no assurance can be provided that the reverse stock split will result in the Company’s compliance with the NYSE minimum share price requirement, or that the Company will be able to regain or maintain compliance with the applicable NYSE listing standards.

Conference Call Information

Management will host a conference call at 4:30 p.m. Eastern Time on August 8, 2023 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial +1 (888) 330-2391 for U.S. callers, or +1 (240) 789-2702 for international callers, approximately ten minutes prior to the start time and reference conference code 6585549. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through August 15, 2023 by dialing +1 (800) 770-2030 in the U.S. or +1 (647) 362-9199 outside of the U.S. The replay access code is 6585549.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including non-GAAP net revenue excluding Vapotherm Access, EBITDA, Adjusted EBITDA, non-GAAP operating expenses excluding impairment of goodwill, impairment of long-lived and intangible assets and gain (loss) on disposal of property and equipment, and non-GAAP cash operating expenses excluding additional items, including stock-based compensation expense, depreciation and amortization, termination benefits, gain from deconsolidation, and change in fair value of contingent consideration, which differ from operating expenses calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP net revenue excluding Vapotherm Access represents net revenue less net revenue of Vapotherm Access, which the Company exited in the fourth quarter of 2022. EBITDA represents net loss less interest expense, net, income tax provision or benefit, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as further adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, stock-based compensation expense, impairment of goodwill, impairment of long-lived and intangible assets, gain from deconsolidation, and gain on disposal of property and equipment. Since these adjustments to the GAAP measures are highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period, Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2023 financial guidance regarding non-GAAP cash operating expenses. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these non-GAAP financial measures, as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in the Adjusted EBITDA presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definitions of Adjusted EBITDA and non-GAAP operating expenses excluding impairment of long-lived and intangible assets and loss on disposal of property and equipment and non-GAAP cash operating expenses excluding the additional items detailed below, are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 4.0 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive respiratory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected net revenue, including revenue breakdown, gross margin, operating expenses, non-GAAP cash operating expenses and cash burn for fiscal year 2023 and the timing and effect of the reverse stock split. In some cases, you can identify forward-looking statements by terms such as “expect,” “continue,” “plan,” “intend,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2023 financial guidance including reduced cash burn; risks associated with its manufacturing operations in Mexico; Vapotherm’s ability to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s ability to comply with its financial covenants, execute on its path-to-profitability initiative, convert excess inventory into cash and fund its business through 2023; Vapotherm’s dependence on sales generated from its High Velocity Therapy systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of COVID on its business, including its supply chain, risks associated with the reverse stock split, Vapotherm’s ability to regain compliance with the continued listing standards of the NYSE, market conditions and the impact of the reverse stock split on the trading price of Vapotherm’s common stock, a possible delisting of Vapotherm’s common stock and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 23, 2023, and in its subsequent filings with the SEC, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,000	$15,738
Accounts receivable, net of expected credit losses of $193 and $227, respectively	8,918	9,102
Inventories, net	25,144	32,980
Prepaid expenses and other current assets	4,518	2,081
Total current assets	56,580	59,901
Property and equipment, net	24,444	26,636
Operating lease right-of-use assets	4,673	5,805
Restricted cash	1,109	1,109
Goodwill	562	536
Deferred income tax assets	128	96
Other long-term assets	2,588	2,112
Total assets	$90,084	$96,195
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,160	$2,739
Contract liabilities	1,301	1,216
Accrued expenses and other current liabilities	11,661	15,609
Total current liabilities	15,122	19,564
Long-term loans payable, net	101,820	96,994
Other long-term liabilities	7,598	7,827
Total liabilities	124,540	124,385
Commitments and contingencies
Stockholders’ deficit
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2023 and December 31, 2022	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of June 30, 2023 and December 31, 2022, 49,047,502 and 28,516,047 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	49	29
Additional paid-in capital	488,419	461,940
Accumulated other comprehensive loss	(44)	(157)
Accumulated deficit	(522,880)	(490,002)
Total stockholders’ deficit	(34,456)	(28,190)
Total liabilities and stockholders’ deficit	$90,084	$96,195

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net revenue	$16,037	$12,971	$33,768	$34,593
Cost of revenue	9,177	10,606	20,696	24,336
Gross profit	6,860	2,365	13,072	10,257
Operating expenses
Research and development	3,723	6,310	7,710	11,859
Sales and marketing	8,276	11,833	17,868	25,155
General and administrative	5,019	5,323	10,789	14,277
Impairment of goodwill	-	14,701	-	14,701
Impairment of right-of-use assets	-	4,036	432	4,036
(Gain) loss on disposal of property and equipment	(2)	-	53	-
Total operating expenses	17,016	42,203	36,852	70,028
Loss from operations	(10,156)	(39,838)	(23,780)	(59,771)
Other (expense) income
Interest expense	(4,642)	(2,849)	(8,973)	(4,596)
Interest income	26	40	54	57
Foreign currency gain (loss)	9	(46)	(145)	(115)
Loss on extinguishment of debt	-	-	-	(1,114)
Net loss before income taxes	$(14,763)	$(42,693)	$(32,844)	$(65,539)
Provision (benefit) for income taxes	25	(10)	34	82
Net loss	$(14,788)	$(42,683)	$(32,878)	$(65,621)
Other comprehensive loss:
Foreign currency translation adjustments	(22)	(185)	113	(240)
Total other comprehensive (loss) gain	(22)	(185)	113	(240)
Total comprehensive loss	$(14,810)	$(42,868)	$(32,765)	$(65,861)
Net loss per share basic and diluted	$(0.29)	$(1.61)	$(0.72)	$(2.48)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	50,625,778	26,574,027	45,644,863	26,448,257

VAPOTHERM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(32,878)	$(65,621)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	5,405	5,944
Depreciation and amortization	2,445	2,739
Provision for credit losses	(2)	285
Provision for inventory valuation	283	815
Non-cash lease expense	733	1,082
Change in fair value of contingent consideration	-	(3,113)
Impairment of goodwill	-	14,701
Impairment of long-lived and intangible assets	432	4,036
Loss on disposal of property and equipment	53	-
Placed units reserve	418	198
Interest paid in-kind	4,553	-
Amortization of discount on debt	368	320
Deferred income taxes	34	82
Loss on extinguishment of debt	-	1,114
Changes in operating assets and liabilities:
Accounts receivable	212	3,520
Inventories	7,646	(2,683)
Prepaid expenses and other assets	(2,794)	(408)
Accounts payable	(315)	(2,441)
Contract liabilities	72	(812)
Accrued expenses and other current liabilities	(2,840)	(8,884)
Operating lease liabilities, current and long-term	(1,213)	(1,013)
Net cash used in operating activities	(17,388)	(50,139)
Cash flows from investing activities
Purchases of property and equipment	(1,408)	(6,289)
Net cash used in investing activities	(1,408)	(6,289)
Cash flows from financing activities
Proceeds from issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net of issuance costs	20,943	-
Proceeds from loans, net of discount	-	99,094
Repayment of loans	-	(40,000)
Payments of debt extinguishment costs	-	(817)
Payment of debt issuance costs	-	(1,567)
Repayments on revolving loan facility	-	(6,608)
Payment of contingent consideration	-	(135)
Proceeds from exercise of stock options	-	55
Proceeds from exercise of warrants	3	-
Proceeds from issuance of common stock under Employee Stock Purchase Plan	77	135
Net cash provided by financing activities	21,023	50,157
Effect of exchange rate changes on cash, cash equivalents and restricted cash	35	(62)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,262	(6,333)
Cash, cash equivalents and restricted cash
Beginning of period	16,847	57,324
End of period	$19,109	$50,991
Supplemental disclosures of cash flow information
Interest paid during the period	$2,720	$3,294
Property and equipment purchases in accounts payable and accrued expenses	$175	$224
Issuance of common stock to satisfy contingent consideration	$-	$5,630
Issuance of common stock warrants in conjunction with long term debt	$71	$1,157
Issuance of common stock upon vesting of restricted stock units	$-	$12

Non-GAAP Financial Measures

The following table contains a reconciliation of GAAP net revenue to non-GAAP net revenue excluding Vapotherm Access for the three months ended June 30, 2023 and 2022, respectively, and the growth of such GAAP net revenue and non-GAAP net revenue excluding Vapotherm Access over the prior year period.

	Three Months Ended June 30,		Change
	2023	2022	$	%
(Unaudited)	(in thousands, except percentages)
GAAP net revenue	$16,037	$12,971	$3,066	23.6%
Vapotherm Access net revenue	-	(987)	987	(100.0)%
Non-GAAP net revenue excluding Vapotherm Access	$16,037	$11,984	$4,053	33.8%

The following table contains a reconciliation of net loss to Adjusted EBITDA for the three months ended June 30, 2023 and 2022, respectively.

	Three Months Ended June 30,
	2023	2022
(Unaudited)	(in thousands)
Net loss	$(14,788)	$(42,683)
Interest expense, net	4,616	2,809
Provision (benefit) for income taxes	25	(10)
Depreciation and amortization	1,197	1,348
EBITDA	$(8,950)	$(38,536)
Stock-based compensation	2,585	2,498
Impairment of goodwill	-	14,701
Impairment of long-lived and intangible assets	-	4,036
Foreign currency	(9)	46
Gain from deconsolidation	(5)	-
Gain on disposal of property and equipment	(2)	-
Change in fair value of contingent consideration	-	(2,925)
Adjusted EBITDA	$(6,381)	$(20,180)

The following table contains a reconciliation of operating expenses to non-GAAP operating expenses and non-GAAP cash operating expenses for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
(Unaudited)	(in thousands)
GAAP operating expenses	$17,016	$19,836	$42,203
Impairment of goodwill	-	-	(14,701)
Impairment of long-lived and intangible assets	-	(432)	(4,036)
Gain (loss) on disposal of property and equipment	2	(55)	-
Non-GAAP operating expenses	17,018	19,349	23,466
Stock-based compensation	(2,534)	(2,773)	(2,299)
Termination benefits	-	-	(1,844)
Depreciation and amortization	(293)	(305)	(500)
Gain from deconsolidation	5	114	-
Change in fair value of contingent consideration	-	-	2,925
Non-GAAP cash operating expenses	$14,196	$16,385	$21,748

Supplemental Operating Metrics

	June 30,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units installed base
United States	24,563	23,865	698	2.9%
International	12,729	12,269	460	3.7%
Total	37,292	36,134	1,158	3.2%

	Three Months Ended June 30,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	293	129	164	127.1%
International	146	220	(74)	(33.6)%
Total	439	349	90	25.8%

Disposable patient circuits sold
United States	69,323	55,333	13,990	25.3%
International	35,744	24,785	10,959	44.2%
Total	105,067	80,118	24,949	31.1%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011